Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

Contact:
Paul E. Freiman, President & CEO
Neurobiological Technologies, Inc. (510) 262-1730

Cheryl Schneider, VP – Investor Relations
Porter, LeVay & Rose – (212) 564-4700

NEUROBIOLOGICAL TECHNOLOGIES INC. CHOOSES SCIREX CORPORATION AS CRO

TO MANAGE PHASE III TRIALS OF VIPRINEX™ (ANCROD) FOR ISCHEMIC STROKE

Richmond, California, June 2, 2005 –Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced its choice of SCIREX Corporation as its Contract Research Organization (CRO) to manage its Phase III Clinical Program for Viprinex™ (Ancrod). Viprinex, a purified extract of a specific snake venom, was previously studied in approximately 2,000 patients in various clinical studies in the U.S. and Europe.

NTI is instituting a new program with a 6-hour treatment window based on a different dose and dosing regimen. Currently, the only available therapy for ischemic stroke must be administered within three hours, significantly limiting the number of patients that may be treated. Details of the trial will be made public pending a final protocol agreement with the FDA. It is anticipated that Phase III trials will begin this summer.

Paul E. Freiman, President and Chief Executive Officer stated, “We are embarking on a Phase III Program that will involve 1,000 patients at a great number of sites globally. A strong and experienced CRO is a cornerstone of such a program. After interviewing a number of CRO firms, we chose SCIREX based on their outstanding track record and deep experience in stroke trials. Our project team looks forward to working with their SCIREX counterparts.”

About SCIREX Corporation

SCIREX Corporation is among industry leaders in the delivery of Phase I-IV drug development services to the global pharmaceutical and biotechnology industries. SCIREX possesses capabilities in clinical trial management, drug development planning, protocol design, submission services, regulatory affairs consulting, investigator and patient recruitment, data management, statistics, medical writing and offers an array of technology solutions including IVRS, EDC and SIMS™. SCIREX has experience from more than 1,000 clinical trials involving well over 100,000 patients in multiple therapeutic indications, including pain and inflammation and neurological and psychiatric disorders. SCIREX is a wholly-owned subsidiary of Omnicom Group, Inc. (NYSE: OMC) (www.omnicomgroup.com). Omnicom is a leading global advertising, marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

About Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc. is a biotechnology company engaged in the business of acquiring and developing late-stage central nervous system related drug candidates. The company is focused on therapies for neurological conditions that occur in connection with dementia, Alzheimer’s disease, ischemic stroke, neuropathic pain, and brain cancer.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including our ability to develop and meet regulatory requirements for Viprinex; our dependence on others for manufacturing our products; our need to raise capital to support our operations and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

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